Exhibit 99.1

PRESS RELEASE

Beverly Hills Bancorp Inc.

23901 Calabasas Rd., Ste. 1050

Calabasas, CA 91302

Contact Information:	Larry B. Faigin
Chairman of the Board
800.515.1616
818.223.5474

Joseph W. Kiley III
President and Chief Executive Officer
First Bank of Beverly Hills
800.515.1616
818.223.5418

Beverly Hills Bancorp Inc. Announces Resignation of

President and CEO of First Bank of Beverly Hills

CALABASAS, CA – (BUSINESS WIRE) – June 6, 2006 – Beverly Hills Bancorp Inc. (NASDAQ-NNM:BHBC) announced today that the Company had accepted the resignation of Joseph W. Kiley III, President and Chief Executive Officer of the Company’s wholly-owned subsidiary, First Bank of Beverly Hills (“FBBH or “Bank”), effective July 1, 2006.

Larry B. Faigin, Chairman of the Board and Chief Executive Officer of the Company, stated that the Bank’s Board would meet at the end of June to elect a new president. During the June transition Mr. Faigin, who is also an Executive Vice President of the Bank, will begin to assume many of Mr. Kiley’s duties.

Mr. Faigin expressed both Boards’ deep appreciation for Mr. Kiley’s leadership over the past five years, during which time he built a solid management team which returned the Bank to profitability, grew assets from approximately $600 million to $1.4 billion, and has resulted in the Bank being a significantly stronger institution.

Beverly Hills Bancorp Inc. is a financial holding company that conducts banking operations through its wholly-owned subsidiary, First Bank of Beverly Hills (“FBBH” or the “Bank”).

For further information, please see our website (www.bhbc.com) for our related communications.

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